FOR FURTHER INFORMATION

          J. Drennan Lowell
          Vice President, Chief Financial Officer
          (603)890-3680 Ext. 13

          FOR IMMEDIATE RELEASE


              EIF HOLDINGS ANNOUNCES REVERSE STOCK SPLIT AND MIGRATORY
                                MERGER AND NAME CHANGE

          SALEM, NH, June 24, 1998 -- EIF Holdings, Inc. (OTCBB: EIFH) today announced that the Company had completed a 10:1 reverse stock split as approved by its shareholders in May. Immediately thereafter, EIF Holdings was merged into its wholly owned subsidiary, US Industrial Services, Inc., a Delaware corporation. Upon the merger each outstanding share of EIF Holdings Common Stock was exchanged for one share of US Industrial Services
          Common Stock. The US Industrial Common Stock is traded on the OTCBB under the symbol USIS.

          Commenting on the transactions, Frank Fradella, Chairman and CEO of US Industrial Services stated, "The US Industrial Services name better describes what this company is about, which should have a positive impact on our market identity. We expect that the higher share price resulting from the reverse split, in combination with changing the state of incorporation from Hawaii to Delaware, will facilitate the Company's planned move toward NASDAQ small cap qualification."

          US Industrial Services, Inc., provides specialized maintenance services for clients in the industrial, and environmental sectors. The company offers a full range of services to clients located throughout the United States.


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